Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Announces Third Quarter 2014 Results

GAAP EPS of $0.92; Non-GAAP Adjusted EPS of $1.02

Updates Guidance

Q4 GAAP EPS $1.30 to $1.34; Q4 Non-GAAP Adjusted EPS $1.34 to $1.38

Previously Announced Profit Improvement Program Expected to Deliver $200

Million in Cost Savings

Evaluation of Strategic Alternatives Continues

PHOENIX – November 18, 2014 – PetSmart, Inc. (NASDAQ: PETM) today announced financial results for the third quarter of 2014, and updated guidance for fiscal year 2014. The company also provided details on its plans to reduce costs by $200 million through its previously announced profit improvement program.

Third Quarter Highlights

Net sales for the third quarter of 2014 increased 2.6% to $1.7 billion. Comparable store sales were flat, with average ticket increasing 2.4%, and comparable transactions decreasing 2.4%. Services sales grew 6.0% to $195.3 million.

GAAP income before income tax expense and equity income from Banfield (GAAP earnings before tax) totaled $138.5 million, down 0.9% from $139.7 million in the third quarter of 2013. Non-GAAP adjusted income before income tax expense and equity income from Banfield (Non-GAAP adjusted earnings before tax), which excludes one-time costs associated with the profit improvement program, totaled $154.6 million, representing an increase of 10.7% compared to GAAP earnings before tax in the prior year period.

GAAP net income totaled $92.2 million, flat compared to $92.2 million in the third quarter of 2013. Non-GAAP adjusted net income, which excludes one-time costs associated with the profit improvement program, totaled $102.2 million, representing an increase of 10.8% compared to GAAP net income in the prior year period.

GAAP diluted earnings per share was $0.92, up 4.5% compared to $0.88 in the third quarter of 2013. Non-GAAP adjusted diluted earnings per share, which excludes one-time costs associated with the profit improvement program, totaled $1.02, up 15.9% compared to GAAP diluted earnings per share of $0.88 in the prior year period.

A reconciliation of non-GAAP measures to the most directly comparable GAAP measures is provided in the tables at the end of this press release.

The company generated $125.3 million in cash flows from operating activities, invested $37.1 million in capital expenditures, distributed $19.4 million in dividends, and made no purchases of PetSmart stock during the quarter. The company ended the quarter with $254.8 million in cash, cash equivalents and restricted cash, and it had no borrowings against its credit facility.

“As our review of strategic alternatives continues, we remain focused on our four growth strategies and profit improvement program to continue to deliver value for customers and shareholders. I am pleased with our progress to date across our four growth strategies, and in taking decisive actions to deliver expected annualized pre-tax cost savings of $200 million under our profit improvement program,” said David Lenhardt, Chief Executive Officer.

Profit Improvement Program

In the third quarter of 2014, PetSmart announced a profit improvement program designed to fundamentally restructure the cost base of the company as part of a multi-faceted plan to drive future profitability.

As a result of this program, the company expects to fully implement actions by the end of fiscal year 2015 that are expected to result in annual pre-tax cost savings of $200 million. Approximately 60% of the annual savings is expected to be realized in 2015, with the full value realized in 2016. The savings will be realized within both cost of goods sold and operating, general and administrative (OG&A) expenses.

In connection with this program, the company took actions during the third quarter to reduce overhead costs. These actions are expected to deliver approximately $20 million of the total savings under this program. The company has already begun to realize savings as a result of these actions during the quarter. Going forward, the company expects to achieve additional profit improvement program savings by reducing costs within cost of goods sold, logistics, store operating and other corporate costs.

One-time charges associated with achieving these savings are expected to be approximately $30 million, with a substantial portion incurred by the end of fiscal year 2014. The company incurred approximately 55% of these charges, or $16 million, during the third quarter. These one-time charges are excluded in adjusted earnings before tax, adjusted net income and adjusted diluted earnings per share, all of which are non-GAAP measures.

Fiscal Year 2014 Guidance

The company is updating its fiscal year 2014 outlook to include the costs associated with the profit improvement program and the completion of the Pet360 acquisition.

•	Comparable store sales growth relatively flat

•	Net sales growth in the low-single digits

•	GAAP diluted earnings per share between $4.24 to $4.29

•	Non-GAAP adjusted diluted earnings per share between $4.39 to $4.43

•	Capital expenditures are now expected to be between $140 to $150 million

Fourth Quarter 2014 Guidance

•	Comparable store sales growth slightly positive

•	GAAP diluted earnings per share of $1.30 to $1.34

•	Non-GAAP adjusted diluted earnings per share between $1.34 to $1.38

2015 Guidance

For fiscal year 2015, the company expects to deliver comparable store sales growth in the low-single digits. GAAP earnings before tax growth is expected to be in the mid-teens, with meaningful gross margin and OG&A cost leverage, driven by the profit improvement program. One-time costs associated with the profit improvement program are expected to be approximately $6 million. The company intends to provide further guidance for fiscal 2015 when it releases fourth quarter 2014 results.

Conference Call Information

PetSmart management has scheduled a teleconference for 10:00 a.m. EST on November 19, 2014 to discuss results for the third quarter 2014. This teleconference will be webcast live for all investors at www.petm.com. The webcast will be available until the company announces results for the fourth quarter of 2014. In addition, you can listen to the call live by dialing 866-206-6154 (within the United States and Canada) or 703-639-1107 (for international callers), code 1646625.

A phone replay will be available through December 19, 2014, 11:59 p.m. EST, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1646625. The announcement will also be archived at www.petm.com.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. At PetSmart, we believe pets make us better people. That’s why we create more moments for people to be inspired by pets. This mission impacts everything we do for our customers, the way we support our associates, and how we give back to our communities. We employ approximately 54,000 associates, operate approximately 1,387 pet stores in the United States, Canada and Puerto Rico and approximately 201 in-store PetSmart® PetsHotel® dog and cat boarding facilities. PetSmart provides a broad range of competitively priced pet food and pet products and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp day care services and pet adoption services in-store. Through petsmart.com and pet360.com, we offer the most comprehensive online pet supplies and pet care information in the U.S. through our in-store pet adoption partnership with independent nonprofit organizations, PetSmart Charities® and PetSmart Charities® of Canada, PetSmart helps to save the lives of more than 400,000 homeless pets each year. In addition, PetSmart supports organizations that make communities a better place to call home through our philanthropy program, PetSmart Gives Back™. By giving back to the communities where we live and work, PetSmart not only celebrates the power of pets to enrich people’s lives—we live it.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements regarding our 2014 and 2015 guidance, expectations regarding our profit improvement program and the statement regarding the exploration of strategic alternatives. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of PetSmart’s exploration of strategic alternatives; changes in general economic conditions; the effectiveness of our profit improvement program in reducing costs and increasing profitability; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. There can also be no assurance that the exploration of strategic alternatives will result in a transaction or any other assurance regarding the likelihood that the process will result in any transaction or other strategic change or the timing thereof. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

PetSmart, Inc.

April Lenhard, 623-587-2025

Investor Relations

or

Sard Verbinnen & Co.

Brandy Bergman/Bryan Locke/Margaret Popper

212-687-8080

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Week Ended		Thirty-Nine Week Ended
	November 2, 2014	% of Sales	November 3, 2013	% of Sales	November 2, 2014	% of Sales	November 3, 2013	% of Sales
Merchandise sales	$1,533,357	88.2%	$1,500,443	88.5%	$4,557,366	87.7%	$4,502,272	88.0%
Services sales	195,282	11.2%	184,190	10.9%	609,716	11.7%	580,474	11.4%
Other revenue	10,478	0.6%	10,535	0.6%	31,106	0.6%	29,015	0.6%

Net sales	1,739,117	100.0%	1,695,168	100.0%	5,198,188	100.0%	5,111,761	100.0%

Cost of merchandise sales	1,080,641	62.1%	1,045,743	61.7%	3,194,731	61.5%	3,123,671	61.1%
Cost of services sales	135,835	7.8%	133,917	7.9%	414,233	8.0%	409,136	8.0%
Cost of other revenue	10,478	0.6%	10,535	0.6%	31,106	0.6%	29,015	0.6%

Total cost of sales	1,226,954	70.6%	1,190,195	70.2%	3,640,070	70.0%	3,561,822	69.7%

Gross profit	512,163	29.4%	504,973	29.8%	1,558,118	30.0%	1,549,939	30.3%
Operating, general, and administrative expenses	361,149	20.8%	352,304	20.8%	1,072,394	20.6%	1,073,202	21.0%

Operating income	151,014	8.7%	152,669	9.0%	485,724	9.3%	476,737	9.3%
Interest expense, net	(12,561)	-0.7%	(12,930)	-0.8%	(38,634)	-0.7%	(38,926)	-0.8%

Income before income tax expense and equity income from Banfield	138,453	8.0%	139,739	8.2%	447,090	8.6%	437,811	8.5%
Income tax expense	(52,535)	-3.0%	(51,054)	-3.0%	(169,164)	-3.3%	(161,094)	-3.2%
Equity income from Banfield	6,238	0.4%	3,536	0.2%	16,112	0.3%	11,287	0.2%

Net income	$92,156	5.3%	$92,221	5.4%	$294,038	5.7%	$288,004	5.5%

Earnings per common share:
Basic	$0.93		$0.89		$2.96		$2.78

Diluted	$0.92		$0.88		$2.95		$2.75

Weighted average shares outstanding:
Basic	99,356		103,957		99,262		103,579
Diluted	99,874		104,753		99,802		104,637
Stores open at beginning of each period	1,352		1,301		1,333		1,278
Stores opened during each period	36		16		56		41
Stores acquired during each period	1		—		1		—
Stores closed during each period	(2)		(3)		(3)		(5)

Stores open at end of each period	1,387		1,314		1,387		1,314

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	November 2, 2014	February 2, 2014	November 3, 2013
Assets
Cash and cash equivalents	$173,346	$285,622	$295,868
Short-term investments	—	—	1,967
Restricted cash	81,437	71,226	71,226
Receivables, net	73,745	72,685	52,576
Merchandise inventories	857,340	740,302	797,533
Deferred income taxes	71,940	71,945	62,859
Assets held for sale	28,546	—	—
Prepaid expenses and other current assets	103,567	76,463	118,757

Total current assets	1,389,921	1,318,243	1,400,786
Property and equipment, net	922,943	952,955	956,653
Equity investment in Banfield	34,577	33,577	30,326
Deferred income taxes	106,792	110,408	101,321
Goodwill	194,411	41,140	42,951
Other noncurrent assets	60,853	65,645	63,945

Total assets	$2,709,497	$2,521,968	$2,595,982

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$281,049	$255,251	$240,603
Accrued payroll, bonus, and employee benefits	151,470	160,008	164,111
Accrued occupancy expenses and deferred rents	79,742	81,867	79,716
Current maturities of capital lease obligations	71,705	66,887	66,517
Other current liabilities	232,254	230,332	208,133

Total current liabilities	816,220	794,345	759,080
Capital lease obligations	449,432	451,597	453,620
Deferred rents	60,219	65,932	67,439
Other noncurrent liabilities	144,780	116,312	110,769

Total liabilities	1,470,651	1,428,186	1,390,908

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	17	17
Additional paid-in capital	1,555,374	1,515,333	1,504,135
Retained earnings	2,408,605	2,173,005	2,061,254
Accumulated other comprehensive (loss) income	(2,736)	(2,159)	2,082
Less: Treasury stock	(2,722,414)	(2,592,414)	(2,362,414)

Total stockholders’ equity	1,238,846	1,093,782	1,205,074

Total liabilities and stockholders’ equity	$2,709,497	$2,521,968	$2,595,982

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” including non-GAAP adjusted earnings before tax, non-GAAP adjusted net income, and non-GAAP adjusted diluted earnings per share. These non-GAAP financial measures exclude costs associated with the profit improvement program. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in a table accompanying this release.

These non-GAAP performance measures are used by management to conduct and evaluate the business during regular reviews of operating results for the periods affected. We believe these non-GAAP measures, which exclude one-time costs that are associated with the Company’s profit improvement program, are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical results. We also believe excluding the items affecting comparability assists investors in developing expectations of future performance. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

The following table reconciles income before income tax expense and equity income from Banfield, a GAAP measure, to adjusted income before income tax expense and equity income from Banfield, a non-GAAP financial measure:

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
(in millions)	November 2, 2014	% of Sales	November 3, 2013	% of Sales	November 2, 2014	% of Sales	November 3, 2013	% of Sales
GAAP Income before income tax expense and equity income from Banfield	$138.5	8.0%	$139.7	8.2%	$447.1	8.6%	$437.8	8.5%
Profit improvement program cost (1)	16.1	0.9%	—	—	16.1	0.3%	—	—

Non-GAAP Adjusted Income before income tax expense and equity income from Banfield	$154.6	8.9%	$139.7	8.2%	$463.2	8.9%	$437.8	8.5%

The following table reconciles net income, a GAAP measure, to adjusted net income, a non-GAAP financial measure:

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
(in millions)	November 2, 2014	% of Sales	November 3, 2013	% of Sales	November 2, 2014	% of Sales	November 3, 2013	% of Sales
GAAP Net income	$92.2	5.3%	$92.2	5.4%	$294.0	5.7%	$288.0	5.5%
Profit improvement program cost	10.0	0.6%	—	—	10.0	0.2%	—	—

Non-GAAP Adjusted Net income	$102.2	5.9%	$92.2	5.4%	$304.0	5.8%	$288.0	5.5%

The following table reconciles diluted earnings per common share, a GAAP measure, to adjusted diluted earnings per common share, a non-GAAP measure:

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
(per share data)	November 2, 2014		November 3, 2013		November 2, 2014		November 3, 2013
GAAP Diluted earnings per common share	$0.92		$0.88		$2.95		$2.75
Profit improvement program cost per diluted common share	0.10		—		0.10		—

Non-GAAP Adjusted Diluted earnings per common share	$1.02		$0.88		$3.05		$2.75

(1)	The fiscal third quarter 2014 results included $16.1 million in charges related to the profit improvement program, of which $7.4 million was for consulting fees, $5.5 million was for the shut down of the corporate aviation department (including a $3.2 million non-cash impairment charge for the corporate aircraft held for sale), and $3.2 million was for severance-related costs.